Exhibit 10.1


                               GLEN BURNIE BANCORP

                            STOCKHOLDER PURCHASE PLAN


1.       Purposes:

         The purposes of this Plan are:

         (a) To encourage eligible stockholders to acquire additional shares of common stock in the Corporation.
         (b) To furnish existing stockholders with incentive to increase their investment in the Corporation.
         (c) To provide additional capital for the growth and stability of the Corporation.

2.       Definitions:

         The following words or terms used herein have the following meaning:

         (a) The word "Corporation" means Glen Burnie Bancorp, a Maryland chartered bank holding company.
         (b) The "Plan" shall mean this Glen Burnie Bancorp Stockholder Purchase Plan.
         (c) "Board" shall mean the Board of Directors of Glen Burnie Bancorp.
         (d) "Shares," "Stock" or "Common Stock" shall mean shares of $10.00 par value common stock of Glen Burnie Bancorp.
         (e) The "Committee" shall mean the committee appointed by the Board to administer the Plan.
         (f) "Option" shall mean the right of a Stockholder to purchase Common Stock under the Plan.
         (g) "Date of Grant" shall mean, in respect of any Option, the date on which the Board grants the Option under the Plan.
         (h) "Date of Exercise" shall mean the date upon which the Stockholder completes the payment requirement of the Option and is entitled to delivery of the Shares so purchased, which date shall in no event be later than three (3) months after the Date of Grant.
         (i) "Option Period" shall mean the period commencing upon the Date of Grant and ending on the earlier of the date of exercise or the expiration of the option.
         (j) "Purchase Price" shall mean fair market value, as determined by the latest sale consummated by Legg Mason Wood Walker prior to a Date of Grant provided that in no event shall the Purchase Price be less than the par value of the Shares.
         (k) "Stockholder" shall mean any Stockholder of record of the Corporation as of the record date for the grant of an Option.

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3.       Eligibility:

         Any Stockholder of the Corporation who wishes to participate may do so under the terms of this Plan.

4.       Stocks:

         The number of Options to be granted shall be determined by the Board each quarter. Each Option granted shall entitle its recipient to purchase one Share. Options shall be granted to Stockholders in the same proportion as their record Share holdings as of the Date of Grant. The aggregate number of Shares that may be issued pursuant to the Plan shall not exceed One Hundred Thousand (100,000) Shares. Shares optioned and not exercised shall continue to be available for inclusion in any subsequent Options that may be granted under the Plan provided that, in its discretion, the Board may give Stockholders the opportunity to purchase unsubscribed optioned Shares at the Purchase Price on such other terms and conditions as the Board may prescribe. In the event of an oversubscription, such unsubscribed shares shall be allocated among subscribers on such basis as the Board may determine. The number of Shares represented by this Plan will be adjusted for stock splits and stock dividends subsequent to the date the Plan is adopted.

5.       Administration:

         The Stockholder Purchase Plan shall be administrated by a Committee including at least three members, namely, the Chairman of the Board of Directors, the Chief Executive Officer of the Corporation and one member of the Board of Directors other than the above named, who is elected annually by the Board of Directors at the organizational meeting. A majority of the Committee shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members.

         Subject to the express provisions of the Plan, the Committee shall also have the power and authority to construe and interpret the Plan and the respective Options granted thereunder, and to make all other determinations necessary or advisable for administering the Plan. Such interpretations shall be final and binding on all parties.

6.       Procedure for Grant and Acceptance of Options:

         All Stockholders shall be notified, in writing, by the Corporation of the grant of any Option or Options. If any Stockholder elects to exercise an Option within the Option Period, he may purchase additional Shares in accordance with the Option terms.


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7.       Option Price:

         The exercise price under any Option granted pursuant to this Plan shall be the Purchase Price as defined in this Plan.

8.       Method of Payment:

         The Purchase Price shall be paid in full at the time an Option is exercised under the Plan. Promptly after the exercise of an Option and the full payment of the Purchase Price, the purchasing Stockholder shall be entitled to the issuance of a stock certificate evidencing ownership of purchased Shares. A purchasing Stockholder shall have none of the rights of a Stockholder with respect to Shares under Option as provided in the Plan until such Shares are issued, and no adjustment win be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

9.       Options to Purchase Shares not Transferable:

         Options granted to Stockholders under the Plan are exercisable during such Stockholder's lifetime, only by the Stockholder. Options may not be sold, transferred (other than by will or the laws of descent and distribution), pledged, or otherwise disposed or encumbered.

10.      Amendment and Termination:

         The Board of Directors may terminate, amend, or revise the Plan with respect to any Shares on which Options have not been granted. Neither the Board nor the Committee may, without the consent of the holder of an Option, alter or impair any Option previously granted under the Plan, except as authorized herein. No such revision or amendment shall change the number of Shares subject to the Plan or permit granting of Options under the Plan to persons other than the Stockholders of Glen Burnie Bancorp.

11.      Death:

         If a Stockholder dies without having fully exercised his Options under this Plan, the executors or administrators (personal representatives), or the legatees or heirs to his estate, shall have the right to exercise such Options prior to their expiration to the extent that such deceased Stockholder was entitled to exercise the Options on the date of death.

12.      Commencement of Plan:

         The Plan shall not take effect until approved by the Board of Directors in accordance with the approval given at the March 14, 1996 Annual Meeting of Stockholders.

13.      Governmental Approvals or Consents:

         The Plan and any Options granted thereunder are subject to any governmental approvals or consent that may be or become applicable in connection therewith. The Board may make such changes in the Plan and include such terms in any Option granted under the Plan as may be necessary or desirable, in the opinion of counsel of Glen Burnie Bancorp, to comply with the rules or regulations of any governmental authority, or to be eligible for tax benefits under the Internal Revenue Code or laws of any State.

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